UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2017

BLUE HILLS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36551	46-5429062
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 River Ridge Drive, Norwood, Massachusetts	02062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 361-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. [X]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02    Appointment of Principal Officers

On July 13, 2017, Blue Hills Bancorp, Inc. (“BHBK”) announced that James Kivlehan, age 57, who joined the Company as Chief Financial Officer in 2013 and has also been overseeing the retail banking business for the past two years, will become Executive Vice President, Consumer and Business Banking. Lauren Messmore, age 47, who joined the Company in 2011 and is currently Senior Vice President, Corporate Strategy, will assume the role of Executive Vice President, Chief Financial Officer. These changes will be effective September 1, 2017 and are part of a broader organizational change to focus the bank’s operating capabilities around constantly improving the experience for existing and future customers, while ensuring that the key responsibilities of the Finance group remain a corporate priority.
William Parent, President and Chief Executive Officer commented, “We have accomplished many difficult tasks in transforming our bank from a narrowly focused $900 million asset savings bank to a diversified community bank with $2.5 billion in assets and highly competitive product and service capabilities. Going forward, there is no greater priority at our bank than having an outstanding customer experience that can generate core deposit relationships and extend our consumer and business banking business. Having a highly capable individual like Lauren and a strong finance team allows us to focus Jim’s strong leadership skills in this critical area.”
Prior to joining Blue Hills in 2013, Mr. Kivlehan spent more than a decade at Citizens Bank where he held multiple executive leadership roles spanning Retail Banking, Finance, and M&A leadership roles relating to consumer banking. Prior to joining Blue Hills in 2011, Ms. Messmore held numerous investment banking roles with firms including Citigroup and Schroders since 1992 giving her broad experience in corporate finance, capital markets and merger and acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLUE HILLS BANCORP, INC.
DATE: July 17, 2017	By:	/s/ William M. Parent
William M. Parent
President and Chief Executive Officer